Exhibit 99

  Florida East Coast Industries Announces the Sale of 460 Undeveloped Acres
                  Located in Doral, Florida for $80 Million

    ST. AUGUSTINE, Fla., Dec. 1 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) ("FECI") announced that Flagler Development Company ("Flagler"), its wholly owned commercial real estate development subsidiary, has closed on the previously announced sale of a 460-acre land parcel located within the Doral city limits to Atlas Developers Group LLC, a Florida limited liability company. The Dade County parcel is located immediately southeast of Flagler Station, which is Flagler's premier office and industrial business park along the Florida Turnpike. The sale proceeds were $80 million or approximately $79 million, after selling expenses.
    Robert W. Anestis, Chairman, President & CEO of FECI said, "South Florida's population growth, which has fueled residential development westward into the Doral area, has translated into higher property values for land otherwise earmarked for future industrial development. The sale of this parcel is another example of the Company's strategy of enhancing and realizing value from assets that have a higher and better use and reinvesting some or all of the proceeds in a tax efficient manner into realty that will create a renewable source of value for Flagler and our shareholders. Proceeds from this sale have been placed in a 1031 tax-exchange escrow account while a number of reinvestment opportunities are reviewed. The book basis in the land parcel is approximately $7.5 million."
    G. John Carey, President of Flagler stated, "With extensive residential development in the area, this land will make a wonderful addition to the Doral community. We have been very successful at Flagler Station, developing more than
3.3 million square feet of office and industrial space, and creating the largest business park in South Florida. With entitlements in place for over 3.0 million square feet of additional space, we will continue to develop quality properties at this location for many years to come."
    Flagler Station, South Florida's largest business park, is located northwest of Miami International Airport. At full build-out, Flagler Station will include approximately 9 million square feet of commercial and industrial space, as well as amenity retail.

    Flagler Development Company, headquartered in Jacksonville, FL, owns, leases and manages approximately 6.5 million square feet of Class-A office and industrial space, as well as 803,500 square feet under construction. Flagler's space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando, Ft. Lauderdale and Miami. In addition, Flagler owns 749 acres of entitled land in Florida, which is available for development of up to an additional 12.2 million square feet, and owns approximately 2,005 acres of other Florida properties. For more information, visit the Company's Web site at http://www.flaglerdev.com.

    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 6.5 million square feet of Class-A office and industrial space, as well as 803,500 square feet under construction and in lease up phase, and owns approximately 749 acres of entitled land and approximately 2,005 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's Web site at http://www.feci.com.

    This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in the general and local real estate market or in general economic conditions, including a worsening economic slowdown or recession; industry competition; availability of buyers to obtain financing and changes in interest rates and capital markets; changes in insurance markets; discretionary government decisions affecting the use of land, and delays resulting from; weather conditions and other natural occurrences that may affect construction or cause damage to assets; liability for environmental remediation and changes in environmental laws and regulations; the ability of the buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; inability to identify and close on acceptable replacing property within the specific time requirements, costs and availability of land and construction materials; and other risks inherent in the real estate and other business of the Company. Further information on these and other risk factors is included in the Company's filings with Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             12/01/2004
    /CONTACT: Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein
A. Cumber, +1-904-826-2280, both of Florida East Coast Industries, Inc./ /Web site: http://www.feci.com/
    (FLA)

CO: Florida East Coast Industries, Inc.; Flagler Development Company; Atlas Developers Group LLC
ST:  Florida
IN:  RLT FIN
SU: